NUMBER
CERT #

SD Company Inc.

SHARES
* 9000000 *

INCORPORATED UNDER THE LAWS OF THE STATE OF UTAH

CUSIP 999999ZZ9

NIS 0.0001 PAR VALUE ORDINARY SHARE

THIS CERTIFIES THAT * SPECIMEN *

Is The Owner of * NINE MILLION *

FULLY PAID AND NON-ASSESSABLE ORDINARY SHARES, NIS 0.001 PAR VALUE, OF
SD Company Inc.

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Dated: 09/27/2012

COUNTERSIGNED AND REGISTERED:
VSTOCK TRANSFER, LLC
Transfer Agent and Registrar

By:______________________
AUTHORIZED SIGNATURE

Chairman

Chief Executive Officer